EXHIBIT 4.2

Encana Corporation DIVIDEND REINVESTMENT PLAN April 21, 2008 (Amended and Restated as of March 25, 2013)

IMPORTANT NOTICE

As a holder of common shares of Encana Corporation, you should read this document carefully before making any decision regarding the Dividend Reinvestment Plan.

If you are a holder of common shares of Encana Corporation and resident of the United States and have received this document, please see the prospectus relating to the Dividend Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") on March 25, 2013. The Registration Statement and our U.S. filings are electronically available from the SEC's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.

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ENCANA CORPORATION

Dividend Reinvestment Plan

1.	Purpose

The Plan (as defined herein) permits holders of Common Shares (as defined herein) to automatically reinvest all or any portion of the cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation (as defined herein), be purchased by the Plan Agent (as defined herein) from the treasury of the Corporation or in the open market on a stock exchange, or a combination of both and, in each case, in the manner specified herein.

2.	Definitions

Unless the context otherwise requires, capitalized terms used in this Plan have the following definitions:

"Average Market Price" has, as the context dictates, the meaning set out in Section 5.6 or 5.7;

"beneficial owner" means a beneficial owner of Common Shares that are registered in the name of CDS, DTC or a broker, investment dealer, financial institution or other nominee;

"Board" means the Board of Directors of the Corporation, as it may be constituted from time to time;

"Business Day" means any day on which the Plan Agent's offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, civic or statutory holiday in the Province of Alberta;

"CDS" refers to CDS Clearing and Depository Services Inc., which acts as a nominee for certain Canadian brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable;

"CDS Participants" refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service who hold Common Shares registered in the name of CDS on behalf of beneficial owners of Common Shares, and who are acting on behalf of such beneficial owners hereunder;

"Common Shares" means the common shares in the capital of the Corporation;

"Corporation" means Encana Corporation;

"Dividend Payment Date" means a date on which cash dividends are paid on Common Shares;

"Dividend Record Date" means a record date for the payment of cash dividends on Common Shares;

"DTC" means The Depository Trust Company, which acts as nominee for certain United States brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable;

"DTC Participants" refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the DTC depository service who hold Common Shares registered in the name of DTC on behalf of beneficial owners of Common Shares who are acting on behalf of such beneficial owners hereunder;

"Enrollment Form" has the meaning set out in Section 3.2;

"Market Purchase" has the meaning set out in Section 5.5;

"Market Purchase Shares" means Plan Shares acquired by the Plan Agent pursuant to a Market Purchase;

"Nominees" refers to brokers, investment dealers, financial institutions or other nominees (other than CDS or DTC) who hold Common Shares registered in their own names on behalf of beneficial owners of Common Shares and who are acting on behalf of such beneficial owners hereunder;

"Participants" means registered Shareholders who, on the applicable Dividend Record Date, have all or any portion of their Common Shares enrolled in the Plan; provided, however, that CDS, DTC and Nominees, as the case may be, shall be Participants only to the extent that CDS, DTC or the Nominees, respectively, have enrolled in the Plan on behalf of beneficial owners of Common Shares;

"Plan" means this Encana Corporation Dividend Reinvestment Plan, as may be amended or supplemented from time to time;

"Plan Agent" means CIBC Mellon Trust Company, or such other agent as may be appointed by the Corporation from time to time to administer the Plan;

"Plan Shares" has the meaning set out in Section 5.1;

"Shareholder" means a holder of Common Shares;

"trading day" means a day on which not less than 500 Common Shares were traded on the Toronto Stock Exchange or New York Stock Exchange, as applicable;

"Treasury Purchase" has the meaning set out in Section 5.5; and

"Treasury Purchase Shares" means Plan Shares acquired by the Plan Agent pursuant to a Treasury Purchase.

3.	Participation in the Plan

3.1	Eligibility

Subject to the provisions of this Part 3, all registered and beneficial owners of Common Shares who are resident in Canada or in the United States can participate in the Plan. The Common Shares are registered under the United States Securities Act of 1933, as amended, and are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder's jurisdiction of residence and provided such laws do not subject the Corporation or the Plan to any additional legal, regulatory, filing or registration requirements.

3.2	Enrollment – Registered Shareholders

Registered Shareholders (other than CDS or DTC) may enroll all or any portion of their Common Shares in the Plan by completing and delivering to the Plan Agent, via facsimile or by mail in the manner provided for in Section 10, a duly completed and executed enrollment authorization form in the form provided by the Corporation and the Plan Agent for this purpose (the "Enrollment Form").  Registered Shareholders may obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in Section 10 or by following the instructions provided on the Corporation's website at www.encana.com.  Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares.

The Enrollment Form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the Participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the Participant's account under the Plan, in Plan Shares in accordance with the Plan.

An Enrollment Form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date in order to take effect on the Dividend Payment Date to which such Dividend Record Date relates. If an Enrollment Form is received by the Plan Agent from a registered Shareholder after that time, the Enrollment Form will not take effect on such Dividend Payment Date and will only take effect on the next following and subsequent Dividend Payment Dates. Instructions from CDS or DTC must be received by the Plan Agent in accordance with the customary practices of CDS and DTC and as agreed to by the Plan Agent and the Corporation.

3.3	Enrollment – Beneficial Owners of Common Shares

Beneficial owners of Common Shares registered in the name of CDS, DTC or a Nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common

Shares in the Plan directly, or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf, either as a Nominee that delivers a completed and executed Enrollment Form to the Plan Agent via facsimile or by mail in the manner provided for in Section 10, or, if applicable, as a CDS Participant or a DTC Participant through instructions from CDS or DTC, respectively.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS Participant or a DTC Participant in respect of Common Shares registered through CDS or DTC, respectively, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS Participant or DTC Participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that Dividend Record Date relates.

Instructions received by CDS or DTC after their internal deadline will not take effect until the next following Dividend Payment Date.  CDS Participants and DTC Participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Beneficial owners of Common Shares should contact the broker, investment dealer, financial institution or other nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to.

3.4	Continued Enrollment

Common Shares enrolled by a Participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the Participant's enrollment is terminated by or on behalf of the Participant or by the Corporation. The Plan Shares acquired under the Plan for the account of the Participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS or DTC, as applicable, as Shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a Participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will be automatically enrolled in the Plan in the same proportion as indicated on the Participant's Enrollment Form. Common Shares purchased by a Participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the Participant wishes to enroll such additional Common Shares in the Plan.

3.5	Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the sole opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Corporation deems it advisable under any laws or regulations.

3.6	Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares on behalf of the Participants. All such costs will be paid by the Corporation.

Plan Shares purchased on behalf of a Participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on a stock exchange, in which case all brokerage commissions are paid by the Corporation.

Beneficial owners of Common Shares who wish to participate in the Plan through the broker, investment dealer, financial institution or other nominee who holds their Common Shares should consult that nominee to confirm what fees, if any, the nominee may charge to enroll all or any portion of such beneficial owners' Common Shares in the Plan on their behalf or whether the nominee's policies might result in any costs otherwise becoming payable by such beneficial owners.

4.	The Plan Agent

4.1	Administration of the Plan

CIBC Mellon Trust Company has been appointed to administer the Plan on behalf of the Corporation and the Participants pursuant to an agreement between the Corporation and the Plan Agent. If CIBC Mellon Trust Company ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and Participants will be promptly notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. See Section 9.5.

4.2	Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to Participants in respect of such dealings.

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares purchased under the Plan.

4.3	Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

4.4	Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

5.	Purchase of Common Shares Under the Plan

5.1	Aggregation of Dividends

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent to purchase Common Shares (including fractional Common Shares, calculated to three decimal places) (the "Plan Shares") by way of a Treasury Purchase or a Market Purchase (each, as defined herein), or a combination of both, in each case in the manner specified below, on behalf of Participants.

5.2	Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each Participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three decimal places, for any amount that cannot be reinvested in whole Common Shares. The crediting of fractional Common Shares in favour of beneficial owners who participate in the Plan through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

In certain events described in the Plan, a Participant or its legal representative will be entitled to receive a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the Participant's account. Upon such payment being sent to the Participant or its legal representative, the Participant's fractional Common Shares will be deemed to be cancelled.

5.3	Purchase Date

With respect to a Market Purchase, the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable Dividend Payment Date or such other date or dates as soon as practicable thereafter.

With respect to a Treasury Purchase, the Plan Agent will purchase Treasury Purchase Shares from the Corporation's treasury on the applicable Dividend Payment Date.

5.4	Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase, the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the Participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC respectively, which will each in turn credit the accounts of the applicable CDS Participants or DTC Participants respectively).  The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each Participant's account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each Participant to Plan Shares pursuant to the Plan.

5.5	Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (which may be issued with or without a discount to the Average Market Price, as described in Section 5.7) (a "Treasury Purchase") or be Common Shares acquired on the open market through the facilities of the Toronto Stock Exchange or the New York Stock Exchange (in each instance, a "Market Purchase"), or a combination of both Treasury Purchases and Market Purchases.

5.6	Price of Market Purchase Shares

The price of Market Purchase Shares will be 100 percent of the average purchase price of the Common Shares purchased by the Plan Agent on behalf of the Participants on the Toronto Stock Exchange and/or New York Stock Exchange, as applicable, on the date that such Market Purchase Shares were acquired by the Plan Agent pursuant to a Market Purchase (in respect of the Market Purchase Shares, the "Average Market Price").

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

5.7	Price of Treasury Purchase Shares

Subject to the following paragraphs of this Section 5.7, the price allocated to each Plan

Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price of the Common Shares traded on the Toronto Stock Exchange (with respect to Treasury Purchase Shares acquired on behalf of Participants resident in Canada) or the New York Stock Exchange (with respect to Treasury Purchase Shares acquired on behalf of Participants resident in any jurisdiction other than Canada) during the last five trading days preceding the relevant Dividend Payment Date (in respect of Treasury Purchase Shares, the "Average Market Price").

The Board may, in its sole discretion, at any time, determine that Treasury Purchase Shares issuable in respect of such dividend payment are to be issued at a discount to the Average Market Price (such discount not to exceed five (5) percent). Participants will be promptly notified by way of news release as to any such discount to the Average Market Price and until so notified, the Treasury Purchase Shares will not be issued at a discount to the Average Market Price.

In the event that the Board determines Treasury Purchase Shares are to be issued at a discount to the Average Market Price, such discount will apply in respect of Treasury Purchase Shares, if any, until such time as the Board, in its sole discretion, determines to further change or eliminate the discount then applicable in respect of Treasury Purchase Shares. Participants will be promptly notified of any further change by way of news release.

6.	Withdrawal and Disposition of Plan Shares

6.1	Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares upon written request to the Plan Agent, deliverable via facsimile or by mail in the manner provided for in Section 10, at any time. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the Participant pursuant to Section 8.2 following receipt of such request. If a notice of withdrawal is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the requested withdrawal will not be processed until after the Dividend Payment Date to which that Dividend Record Date relates. On the withdrawal becoming effective, the Plan Agent will, in accordance with Section 8.1, send to the Participant a certificate representing all whole Common Shares held for the Participant's account under the Plan which have been withdrawn.

Beneficial holders of Common Shares who participate in the Plan must contact their broker, investment dealer, financial institution or other nominee who holds their Common Shares in order to withdraw their Common Shares from participation in the Plan.

6.2	Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in Section 6.1 prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

6.3	Plan Shares Remaining in Plan

If a Participant withdraws less than all of their Plan Shares, the participation of the Participant in the Plan will continue.

7.	Termination of Enrollment

7.1	Termination by Participant

Participants may terminate their participation in the Plan by written notice to the Plan Agent, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in Section 10, at any time. On the termination becoming effective, the Plan Agent will, in accordance with Section 8.1, send to the Participant a certificate representing all whole Common Shares held for the Participant's account under the Plan and a cheque in payment of the value (less any applicable withholding tax)  of any fractional Common Shares remaining in the Participant's account, by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada) or the New York Stock Exchange (in respect of Participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant's account will not be closed, and the Participant's enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

7.2	Death of a Participant

An individual Participant's participation in the Plan will be terminated automatically following receipt by the Plan Agent of written notice of the Participant's death, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in Section 10, from the Participant's duly appointed legal representative. On the termination becoming effective, the Participant's account will be closed and the Plan Agent will, in accordance with Section 8.1, issue a certificate representing all whole Common Shares held for the Participant's account under the Plan together with a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the Participant's account, by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada) or the New York Stock Exchange (in respect of Participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination. The certificate and cheque will be issued in the name of the deceased Participant.

If a notice of a Participant's death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant's account will not be closed, and the Participant's enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

7.3	Termination by the Corporation

On a Participant's participation in the Plan being terminated by the Corporation in the circumstances described under Section 3.5, the Plan Agent will send to the Participant a certificate representing all whole Common Shares held for the Participant's account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the Participant's account, by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada) or the New York Stock Exchange (in respect of Participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.

8.	Administration

8.1	Registration of Plan Shares and Issuance of Certificates

All Plan Shares purchased under the Plan for Participants other than CDS or DTC will be registered in the name of the Plan Agent or its nominee. This service protects against loss, theft or destruction of share certificates. The number of Common Shares held by each such Participant under the Plan (less the Common Shares which have previously been withdrawn from the Plan) will be shown on each statement of account provided under Section 8.2.

Certificates for Plan Shares will only be issued to Participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a Participant or by the Corporation, a Participant withdraws all or any portion of its Plan Shares from its account, or upon the death of the Participant. Physical certificates will only be issued in the name of the applicable Participant and will be issued within three weeks of the relevant event, or, in certain circumstances, in respect of beneficial owners of Common Shares whose Common Shares are enrolled in the Plan and registered in the name of CDS or DTC, Plan Shares may, where allowed for or permitted by applicable law and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate, by way of electronic issuance or otherwise, for any fraction of a Common Share.

8.2	Statements of Account

An account will be maintained by the Plan Agent for each Participant with respect to purchases of Plan Shares under the Plan for the account of such Participant. An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each Participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable purchase price per Plan Share and the amount of any applicable withholding tax. These statements are a Participant's continuing record of purchases of Plan Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes.

Shareholders are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a Shareholder and certain other factors.

Beneficial owners of Common Shares who are enrolled in the Plan through a broker, investment dealer, financial institution or other nominee may or may not be provided with such reports or forms from their broker, investment dealer, financial institution or other nominee.

8.3	Liabilities of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

(a)	for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or required by law;

(b)	in respect of the prices at which Plan Shares are purchased on behalf of Participants under this Plan or the timing of purchases made under the Plan;

(c)	in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;

(d)	in respect of the involuntary termination of a shareholder's enrollment in the Plan in the circumstances described herein;

(e)	in respect of any failure to terminate an individual Participant's enrollment in the Plan upon such Participant's death before receipt of actual notice of death; or

(f)	in respect of income taxes or other liabilities payable by any Participant or beneficial owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent.  The Corporation and the Plan Agent are under no obligation to notify any Shareholder of an invalid request.

9.	Miscellaneous

9.1	Voting of Plan Shares

Whole Common Shares held under the Plan by the Plan Agent for a Participant's account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant, or its duly appointed proxy, given on a form to be furnished to the Participant. Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a Participant's account under the Plan.

9.2	Subdivisions and Consolidations

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each Participant maintained under the Plan according to the number of Common Shares held for the account of that Participant prior to the effective time of the subdivision, consolidation or similar change.

9.3	Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Shareholders. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to Participants unless the interests of Participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all Participants will be sent written notice of such termination and the Plan Agent will send to each Participant a certificate for whole Common Shares held for the Participant's accounts under the Plan and a cheque for the value (less any applicable withholding tax) of any remaining fractional Common Shares in such Participant's account by reference to the closing price of Common Shares on the Toronto Stock Exchange (in respect of Participants resident in Canada) or the New York Stock Exchange (in respect of Participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the Dividend Payment Date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to Participants in the ordinary manner.

9.4	Assignment

A holder of Common Shares may not assign the holder's right to participate in the Plan.

9.5	Rules

The Corporation may make rules and regulations to facilitate the administration of this Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. The Corporation may also adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in this Plan, the communication of information concerning this Plan to the Participants and any other aspects of this Plan.

9.6	Governing Law

This Plan will be governed by and construed in accordance with the laws of the province of Alberta and the federal laws of Canada applicable therein.

10.	Notices and Correspondence

All notices or other documents required to be given to Participants under the Plan, including certificates for Common Shares and cheques, shall be mailed to Participants who are registered holders of Common Shares at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

By telephone:	toll-free North America:	1-866-580-7145
	Toronto area:	(416) 682-3863

By Fax:	1-888-488-1416

By Mail:	CIBC Mellon Trust Company c/o Canadian Stock Transfer Company Inc. Attention: Dividend Reinvestment P.O. Box 4229 Station A Toronto, ON M5W 0G1

By Email:	inquiries@canstockta.com or by accessing the Plan Agent's secure investor inquiry form at: http://www.canstockta.com/investorInquiryForm.do

Notices to Encana Corporation shall be sent to:

Encana Corporation
Suite 4400, 500 Centre Street S.E.
P.O. Box 2850
Calgary, AB T2P 2S5
Attention:     Corporate Secretary

By telephone:  (403) 645-2000
By Fax:           (403) 645-4617

11.	Effective Date

The effective date of this Plan is April 21, 2008, subject to its amendment and restatement effective March 25, 2013.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary describes material United States federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the Plan (as used in this section, a "U.S. Participant"). As used in this section, the term "U.S. Holder" means a beneficial owner of a Common Share who or that is for United States federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof (including the States of the United States and the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust; or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. If a pass-through entity, including a partnership or other entity classified as a partnership for United States federal income tax purposes, is a beneficial owner of Common Shares, the United States federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, the Income Tax Convention between the United States and Canada (the "Treaty") and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in United States federal income tax consequences to a U.S. Participant that are materially different from those described below. No rulings from the United States Internal Revenue Service (the "IRS") have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all United States federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder's particular circumstances and only addresses U.S. Holders that hold Common Shares as capital assets within the meaning of Section 1221 of the Code. Furthermore, this summary does not address the United States federal income tax considerations applicable to U.S. Holders subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction; (vi) persons that own directly, indirectly or constructively ten percent or more, by voting power, of the outstanding equity interests of the Corporation; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose "functional currency" is not the United States dollar; (ix) persons subject to the alternative minimum tax; and (x) United States expatriates. In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-United States or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state and local tax consequences, the non-United States tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Plan

The following discussion is applicable except to the extent that the "PFIC" rules (discussed below in "Passive Foreign Investment Company Status") apply and provide otherwise.

Pursuant to the Plan, a U.S. Participant will receive Treasury Purchase Shares, Market Purchase Shares or a combination of both.

If a U.S. Participant acquires Treasury Purchase Shares, such U.S. Participant will be treated, for United States federal income tax purposes, as receiving a distribution in an amount equal to the sum of (i) the fair market value of Treasury Purchase Shares so acquired and (ii) any Canadian taxes withheld with respect to the distribution. A U.S. Participant’s tax basis for Treasury Purchase Shares so acquired generally will equal the fair market value of such Common Shares on the dividend payment date, and such U.S. Participant’s holding period for the Common Shares will begin on the day after the dividend payment date.

If a U.S. Participant acquires Market Purchase Shares, such U.S. Participant will be treated, for United States federal income tax purposes, as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

A U.S. Holder who does not participate in the Plan, and who continues to receive cash dividends, will be treated as receiving a distribution equal to the sum of (i) the amount of cash received, and (ii) any Canadian taxes withheld with respect to the distribution.

The distribution received or deemed received pursuant to the Plan will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Corporation as determined under United States federal income tax principles. Dividends will not be eligible for the dividends received deduction generally allowed to a United States corporation on dividends received from a domestic corporation. Any portion of the distribution in excess of the Corporation’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant’s adjusted tax basis in its Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares). To the extent that such distribution exceeds the U.S. Participant’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Participant’s holding period in its Common Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain. The Corporation does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. Participants to determine the extent to which a distribution would be treated as a dividend. Each U.S. Participant should therefore assume that any distribution by the Corporation with respect to the Common Shares will constitute dividend income.

If, as expected, Common Shares are readily tradable on an established United States securities market within the meaning of the Code or if the Corporation will be eligible for benefits under the Treaty, and if certain holding period and other requirements (including a requirement that the Corporation is not a PFIC in the year of the dividend or the preceding year) are met, dividends received by non-corporate U.S. Participants will be "qualified dividend income" to such U.S. Participants. Qualified dividend income received by a non-corporate U.S. Participant (including an individual) from the Corporation will be subject to United States federal income tax at preferential rates (currently at a maximum rate of 20 per cent plus a Medicare contribution tax discussed below in "Additional Tax on Passive Income").

Withdrawal, Termination and Disposition of Common Shares

A U.S. Participant will not realize any taxable income upon withdrawal from or termination of the Plan for the whole Common Shares credited to the U.S. Participant’s account. A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant’s account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be equal to the difference (if any) between (i) the United States dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Participant’s adjusted tax basis in the Common Shares. Subject to the PFIC rules described below in "Passive Foreign Investment Company Status", such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Common Shares is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Participant will generally be treated as United States source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (1) at least 75 percent of its gross income is "passive" income or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

Based on its current operations, the Corporation believes that it was not a PFIC in 2012 and is not expected to be a PFIC for 2013 or for any subsequent taxable year. However, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, there is no assurance that the Corporation will not become a PFIC for any taxable year during which a U.S. Participant holds Common Shares.

If the Corporation were classified as a PFIC, for any year during which a U.S. Participant owns Common Shares (regardless of whether the Corporation continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Participant makes an election to be taxed under an alternative regime.

Certain elections may be available to a U.S. Participant if the Corporation were classified as a PFIC. The Corporation will provide U.S. Participants with information concerning the potential availability of such elections if the Corporation determines that it is or will become a PFIC.

Foreign Currency Gains

Taxable dividends with respect to Common Shares that are treated as paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. The amount realized upon the sale, exchange or other taxable disposition of Common Shares will generally be based on the U.S. dollar value of the Canadian dollars received on the settlement date of the disposition. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be United States source income or loss for foreign tax credit purposes.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Common Shares will generally be treated as United States source for such purposes. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Additional Tax on Passive Income

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares, subject to certain limitations and exceptions.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to United States information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or any successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s United States federal income tax liability if the required information is timely furnished to the IRS.